Exhibit 10.1

LOAN AGREEMENT

AGREEMENT made as of the 10th day of July, 2025, by and between Rockland Trust Company, a Massachusetts trust company with a place of business located at 288 Union Street, Rockland, Massachusetts (the “Lender”) and Gano Holdings, LLC, a Rhode Island limited liability company with its principal place of business located at 1140 Reservoir Avenue, Cranston, Rhode Island (the “Borrower”).

I. DEFINITIONS

1.01.       Certain Defined Terms. In addition to the definitions contained in the foregoing recital clause, the following terms shall have the meanings provided below:

“Access Laws” shall mean the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations and orders issued pursuant thereto, including without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.

“Account” shall have the meaning ascribed to that term in the Pledge Agreement.

“Accumulated Funding Deficiency” has the meaning ascribed to that term in Section 302 of ERISA.

“Adjustment Date” means the fifteenth day of the month.

“Agreement” means this Agreement, as amended from time to time.

“Applicable Margin” shall mean two percent (2.0%).

“Assignee” shall have the meaning set forth in Section 2.10(a) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or day which shall be in the State of Rhode Island a legal holiday or day on which banking institutions are required or authorized to close.

“Capital Expenditures” shall mean, for any period, the amount expended by the Borrower with respect to the Premises for items capitalized under GAAP or the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to such term in the Security Agreement.

“Collateral Assignment” means the Collateral Assignment of Leases and Rents by the Borrower to the Lender dated even date.’

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)	the numerator is the Net Operating Income (including interest on credit accounts) for the applicable test period without deduction for (i) actual management fees incurred in connection with the operation of the Premises, or (ii) amounts paid to the Account, less management fees equal to the greater of (i) assumed management fees of three percent (3%) of Gross Income from Operations, or (ii) the actual management fees incurred, and less Replacement Reserve Fund contributions equal to the greater of (i) assumed Replacement Reserve Fund contributions of four percent (4%) of Gross Income from Operations, or (ii) actual Replacement Reserve Fund contributions, and

(b)	the denominator is the actual amount of interest due and payable on the Note for such period.

“Default” means any of the events specified in Article VIII hereof which with the passage of time or giving of notice or both would constitute an Event of Default.

“DSC Cure” means the amount, calculated by the Lender, necessary to reduce the then outstanding principal balance of the Loan to a level where, if re-amortized, the Borrower would comply with the Debt Service Coverage Ratio.

“Environmental Report” shall mean the Phase I Report issued by EBI Consulting and dated as of August 11, 2014.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” means an Event of Default described in Article VIII hereof.

“FHLBB Rate” means the so-called "Classic Advance Rate" for the applicable interest period utilized by the Bank in its commercial lending activities on the date such rate is to be put into effect. The "Classic Advance Rate" shall be the rate listed by the Federal Home Loan Bank of Boston as the so-called "Classic Advance Rate" for a five-year period.

“FHLBB Fixed Rate” shall mean the FHLBB Rate plus the Applicable Margin.

“Franchise Agreement” shall mean the Franchise Agreement by and between the Tenant and the Franchisor.

“Franchisor” shall mean Hilton Franchise Holding LLC, a Delaware limited liability company.

“Governmental Authorities” means the United States, the state in which the Premises is located and any political subdivision, agency, department, commission, board, bureau or instrumentality of either of them, including any local authorities, which exercise jurisdiction over the Premises.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received with respect to the Premises for the use, occupancy or enjoyment of the Premises, or any part thereof, or received by the Borrower for the sale of any goods, services or other items sold on or provided from the Premises in the ordinary course of the operation of the Premises, but excluding any revenues, rents, percentage rents or similar items pursuant to the Hotel Lease.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantor” shall mean Procaccianti Hotel REIT, Inc., a Maryland corporation.

“Guaranty” shall mean the Guaranty and Indemnity Agreement of the Guarantor dated of even date.

“Hazardous Waste Laws” shall mean any federal, state or local law governing the existence, release, generation, storage or disposal of any Hazardous Waste now or hereafter existing.

“Hazardous Waste” shall mean any “oil,” “hazardous material,” “hazardous wastes” or “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or any similar statute, and the regulations adopted pursuant thereto and shall include without limitation (whether or not included in the definition contained in said laws), petroleum, solvents, asbestos and other chemicals which would be materially dangerous to the environment or to human beings.

“Hotel Lease” shall mean the Lease between the Borrower, as landlord, and the Tenant, as tenant, dated February 27, 2020, as amended.

“Indebtedness” means, for the Borrower (i) all indebtedness or other obligations of the Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services the payment or collection of which the Borrower has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the Borrower is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person; or otherwise to assure a creditor against loss, (iii) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such indebtedness or obligations and (iv) capitalized lease obligations of the Borrower.

“Interest Only End Date" shall mean the Payment Date next succeeding the date that is two (2) years from the date hereof.

“Interest Period" shall mean one month, commencing on the fifteenth day of the month and ending on the fourteenth day of the next succeeding month; provided however, the first Interest Period shall commence on the date hereof and end on (a) the fourteenth day of the month (if the date hereof is between the first day of the month and the fourteenth day of the month), or the fourteenth day of the next succeeding month (if the date hereof is between the fifteenth day of the month and the fourteenth day of the next succeeding month).

“Leases” means any and all leases, subleases or subsubleases, lettings, licenses, concessions or other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Premises, excluding the rental and sale of guest rooms, parking, marina/dock space and event space by the Borrower in the ordinary course of business. Leases shall include the Hotel Lease.

“Legal Requirement” shall mean any requirement imposed upon the Lender by any law of the United States of America or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any other board or governmental or administrative agency of the United States of America, or any political subdivision of any thereof.

“Loan” shall mean the loan of Nineteen Million Two Hundred Thousand Dollars ($19,200,000) from the Lender to the Borrower.

“Management Agreement” shall mean the Management Agreement by and between the Tenant and the Manager.

“Management Contract Assignment” means the Assignment of Management Agreement by the Tenant to the Borrower of even date herewith, as assigned to the Lender by the Borrower.

“Manager” shall mean Gano Hotel Manager, LLC, a Rhode Island limited liability company.

“Maturity Date” shall mean five (5) years from the date hereof.

“Mortgage” shall mean the Open-End Mortgage and Security Agreement by the Borrower to the Lender dated even date.

“Multi-employer Plan” means a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Net Operating Income” shall mean the amount obtained by subtracting the sum of Operating Expenses from Gross Income from Operations.

“Note” shall mean the Borrower’s secured promissory note in the form attached hereto as Exhibit A, which Note is hereby incorporated herein by reference and made a part hereof.

“Obligations” means all obligations and all liabilities of the Borrower under this Agreement, the Note and the Security Documents.

“One Month Term SOFR” shall mean the One (1) Month Term SOFR published by CME Group Benchmark Administration Limited (“CBA”), or any successor administrator designated by the relevant authority, for the date that is two U.S. Government Securities Business Days prior to each Adjustment Date, (One-Month Term SOFR as published by CBA may be accessed at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.)

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Premises without regard for the Hotel. For avoidance of any doubt, this definition shall exclude (i) depreciation and amortization, (ii) any debt service in connection with the Indebtedness, (iii) any Capital Expenditures in connection with the Premises, (iv) contributions to the Replacement Reserve Fund incurred, (v) income or similar taxes or legal and other professional fees unrelated to the operation of the Property, (vi) any costs and expenses paid by insurance or any third party, including, without limitation, tenants under any Leases, (vii) any leasing commissions, (viii) corporate general and administrative expenses, (ix) extraordinary and/or non-reoccurring items or non-cash expenses; (x) non-property specific expenses, rent, additional rent, percentage rent and other payment under the Hotel Lease; (xi) non-cash items; and (ix) the costs of any other things required by Lender or the Loan Documents to be done or provided at Borrower’s or Manager’s sole expense, (x) any costs related to the future development or renovation of the Premises).

“Participant” shall have the meaning set forth in Section 2.10(b) hereof.

“Payment Date” shall mean the fifteenth day of the month.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” shall have the meaning ascribed thereto in the Security Agreement.

“Permitted Encumbrances” shall mean those encumbrances, if any, permitted by the Lender on the property of the Borrower as set forth in Exhibit B attached hereto and incorporated herein by reference.

“Permitted Transfers” shall mean: (i) transactions associated with the Loan Documents and other agreements in favor of Lender; (ii) transactions, whether outright or as security, for which Lender's prior written consent has been obtained, which consent may be not unreasonably withheld, conditioned or delayed; (iii) sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced; (iv) transfers of the fee simple title to the Premises by Borrower to a corporation, limited liability company or trust so long as Guarantor has a majority (i.e., greater than 51%) ownership or beneficial interest (as applicable) in such entity or trust; (v) any transfers, sales, issuances, pledges of any indirect ownership interests in Borrower or Guarantor or their affiliates or any kind; and /or (vi) customary leases and purchase money financing arrangements for equipment and supplies used in connection with the Borrower’s and Tenant’s operations.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“PIP” shall mean any property improvement plan for the Premises, whether or not required by the Franchisor.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or an ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Premises” means that certain parcel of land, with all buildings and improvements now or hereafter situated thereon, located at 220 India Street, Providence, Rhode Island, and more particularly described in the Mortgage.

“Principal Payment” shall mean:

(a)           if the interest rate is the SOFR Rate with no Swap Contract, the monthly principal payment periodically determined by the Lender based upon the outstanding amount of the Loan on the date the Principal Payment is determined (the first such determination to be made as of the Payment Date next succeeding the Interest Only End Date), an amortization period equal to 300 months less the number of months (rounded to the higher whole number) elapsed from the Interest Only End Date, and the SOFR Rate in effect at the time of calculation.

(b)           if the interest rate is the SOFR Rate and the Borrower has entered into a Swap Contract for the entire term of the Loan, the applicable monthly principal payment set forth on the applicable schedule to such Swap Contract. Such monthly principal payment shall be based upon the outstanding principal amount of the Loan on the date hereof, an amortization period equal to 300 months less the number of months (rounded to the higher whole number) elapsed from the Interest Only End Date, and the fixed rate of interest obtained under such Swap Contract for the duration of such Swap Contract.

(c)           if the interest rate is the FHLBB Fixed Rate, the monthly principal payment determined by the Lender based upon the outstanding principal amount of the Loan on the Interest Only End Date, an amortization period equal to 300 months, and the FHLBB Fixed Rate. To be clear, it is understood that a mortgage style amortization schedule will be prepared based on the foregoing and each monthly principal payment will be the corresponding principal payment on such schedule.

“Prohibited Transaction” means a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the Regulations thereunder, except any such event as to which the provision for thirty (30) days’ notice to the PBGC is waived under applicable Regulations.

“Regulatory Change” shall mean a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending office.

“Replacement Reserve Fund” shall mean the fund established by the Borrower to fund the costs of replacements, repairs, furniture, fixtures, hotel equipment and other Capital Expenditures required to be made to the Premises during the calendar year (collectively, the “Replacements”); provided, however, the Replacements shall not include expense items that otherwise would be expensed in the operating statements of the Premises pursuant to the Uniform System of Accounts.

“Security Agreement” means the Security Agreement by and between the Borrower and the Lender dated even date.

“Security Documents” means the Mortgage, the Security Agreement, the Collateral Assignment, the Guaranty and any other agreement or instrument now or hereafter securing the Note.

“Single Employer Plan” means any Plan which is not a Multi-employer Plan.

“SOFR Rate” means One Month Term SOFR plus the Applicable Margin.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, interest cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between the Lender (or its affiliate) and the Borrower (or its affiliate) in connection with the Loan, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time, relating to or governing any or all of the foregoing.

“Tenant” means PHR GANO OPCO SUB, LLC, a Delaware limited liability company.

“Termination Event” means (i) a Reportable Event (ii) the termination of a Single Employer Plan, or the treatment of a Single Employer Plan amendment as a termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a Single Employer Plan, or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Single Employer Plan.

"Transition Date" means 11:55 p.m. Eastern time on the earlier of the following two dates: (a) the date on which the Indebtedness and Obligations secured by the Security Documents have been paid, performed and finally discharged in full (without possibility for disgorgement); or (b) the date on which a receiver is appointed with respect to the Premises or the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Premises has been given to and accepted by the Lender or any other purchaser or grantee free of occupancy and claims to occupancy by the Borrower and its successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

“Unfunded Vested Accrued Benefits” means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested non-forfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry (12th Revised Edition, 2024), as from time to time amended.

“U.S. Government Securities Business Day” shall mean any day, except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its member be closed for the entire day for purposes of trading in United States government securities.

1.02.       Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of all financial data submitted pursuant to this Agreement and prepared in accordance with GAAP.

II. GENERAL TERMS

2.01.       Amount of Loan. The Borrower has applied to the Lender for the Loan and the Lender has agreed to make the Loan to the Borrower subject to all the terms and conditions of this Agreement.

2.02.       Note. The borrowing is to be evidenced by the Note.

2.03.       Payments. All payments shall be made by the Borrower to the Lender at its address set forth above or such other place as the Lender may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Borrower to the Lender as the Lender determines in its sole discretion. If any payment hereunder or under the Note becomes due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

2.04.       Prepayment. The Borrower may prepay the principal of the Note, in whole at any time, or in part from time to time, in accordance with the terms hereof.

2.05.       Security for the Note. The Note shall be secured by the Security Documents and by such additional security as shall be agreed to by the Lender and the Borrower from time to time.

2.06.       Term. The Note is for a five (5) year term.

2.07.       Interest Rate/Repayment.

(a)           General. For the purposes of accruing interest charges, payments delivered to or received by the Lender after 2:00 p.m. Boston time will be credited on the next Business Day following receipt.

(b)           Rate of Interest. Interest on the Loan will accrue for the term of the Loan at either the SOFR Rate or the FHLBB Fixed Rate, and the Borrower shall elect one or the other on the date hereof.

(c)           If the Borrower elects the SOFR Rate, the SOFR Rate shall be adjusted on each Adjustment Date for the ensuing Interest Period; provided, however, from the date hereof through the last day of the month, interest will accrue at the SOFR Rate in effect on the date hereof. If the Lender determines in good faith (which determination shall be conclusive, absent manifest error) that:

(i)            Adequate and fair means do not exist for ascertaining One Month Term SOFR;

(ii)           One Month Term SOFR does not accurately reflect the cost to the Lender of the credit facility evidenced by the Note; and/or

(iii)          A Regulatory Change shall, in the reasonable determination of the Lender, make it unlawful or commercially unreasonable for the Lender to use One Month Term SOFR as the index for purposes of determining the interest rate; then:

(A)         One Month Term SOFR shall be replaced with an alternative or successor rate or index chosen by the Lender in its reasonable discretion; and

(B)          The Applicable Margin may also be adjusted by the Lender in its reasonable discretion, giving due consideration to market convention for determining rates of interest on comparable loans and any related changes to any Swap Contract executed by the Borrower and the Lender with respect to the Indebtedness arising under the Note.

(d)           Calculation of Interest. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(e)           Payment Dates.

(i)            Interest shall be paid monthly in arrears commencing on the second Payment Date next succeeding the date hereof, and continuing on the Payment Date of each succeeding month thereafter with a final payment of interest at the time the Loan is paid in full.

(ii)           Principal shall be repaid in monthly installments, each in the amount of the applicable Principal Payment, commencing on the Payment Date next succeeding the Interest Only End Date, and continuing on the Payment Date of each succeeding month thereafter, with a final payment of all unpaid principal and interest on the Maturity Date.

(f)            Prepayment. The Borrower may, upon thirty (30) days prior written notice, elect to prepay the principal outstanding under the Note on a date other than the Maturity Date subject to the payment to the Lender of a prepayment penalty in an amount computed as follows: during year one of the Loan – two percent (2%) of the amount prepaid; during year two of the Loan – one percent (1%) of the amount prepaid; and thereafter there shall be no prepayment penalty; provided however, the Borrower acknowledges that additional obligations may be associated with prepayment in accordance with the terms and conditions of any applicable Swap Contract. If Procaccianti Hotel REIT, Inc. or any of its subsidiaries, affiliates (including without limitation the Borrower or Tenant ) is sold to an unrelated third party, there shall be no prepayment penalty, other than obligations that may be associated with prepayment in accordance with the terms and conditions of any applicable Swap Contract.

2.08.       Indemnification for Legal Requirements.

(a)           Indemnification. In the event that at any time after the date of this Agreement any Legal Requirement shall change and such change shall apply to FDIC-insured and/or national banks generally and not exclusively to the Lender, and such change shall, in the good faith judgment of the Lender, require that the unfunded portion of the Note be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or equity to be maintained by the Lender or any corporation controlling the Lender, and such Legal Requirement shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital or equity, as the case may be, as a consequence of the Lender’s obligations hereunder, to a level below that which the Lender or such corporation, as the case may be, could have achieved, but for such Legal Requirement (taking into account the Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy), by a material amount deemed, then from time to time following written notice by the Lender to the Borrower of such Legal Requirement as provided in paragraph (b) of this Section 2.08, within sixty (60) days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or such corporation, as the case may be, for such reduction as if such reduction had not occurred; provided that such compensation shall be payable only with respect to that portion of such liability arising after notice of such Legal Requirement is given by the Lender to the Borrower; provided that such request for charge or payment shall be made by Lender to all its similarly situated borrowers; and provided further that after receipt of such a notice from the Lender, the Borrower may repay the Obligations in full without penalty or premium (with the exception of any Swap Contract breakage fees or penalties which might be due and payable).

(b)           Notice of Legal Requirement. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.08, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail the computation of any additional amounts payable pursuant to this Section 2.08 shall be delivered to the Borrower by the Lender promptly after the initial incurrence of such additional amounts and shall be conclusive in the absence of manifest error.

2.09.       [RESERVED].

2.10.       Assignments and Participations. (a) The Lender shall have the unrestricted right at any time or from time to time, and without the Borrower’s or any Guarantor’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and the Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such customary and reasonable documents associated therewith, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing; In addition, at the request of the Lender and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Lender after giving effect to such assignment. Notwithstanding anything contained herein, nothing contained herein shall require the Borrower to sign or execute any document or instrument which has the effect of increasing its obligations hereunder. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Lender in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and such Assignee, and the Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

(b)           The Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Lender’s obligations to lend hereunder and/or any or all of the loans held by the Lender hereunder. In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, the Lender shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder.

(c)           The Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees and Participants, provided that the Lender shall require any such Assignee or Participant to agree in writing to maintain the confidentiality of such information.

2.11.       Automatic Debit. The Borrower hereby authorizes the Lender to automatically deduct from any deposit account of the Borrower the amount of any loan payment including all payments of interest, principal and other sums due (“Automatic Payment”), from time to time, under this Agreement and/or the Note; and the Lender will thereafter notify the Borrower of the amount so charged. If the funds in the account are insufficient to cover any payment due, the Lender shall not be obligated to advance funds to cover the payment. The failure of the Lender to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or under the Note. At any time and for any reason, the Borrower or the Lender may voluntarily terminate the Automatic Payment. Termination by the Borrower of the Automatic Payment must be made by written notice to the Lender.

2.12.       Replacement Reserve. With respect to the Account under the Pledge Agreement, which Account shall be the Replacement Reserve Fund, the Borrower shall, on the date hereof, deposit to the Account a sum equal to at least $1,515,000, and then, thereafter, for the remainder of the term of the Loan, cause to be deposited therein within 15 days of the end of each month an amount equal to four percent (4%) of Gross Income from Operations for such month, such deposits to be tested and verified quarterly by the Lender. So long as no Event of Default has occurred and is continuing, the Lender shall permit disbursements to be made from time to time from the Account for Capital Expenditures reasonably approved by the Lender upon receipt of invoices and other applicable documentation evidencing such expenditures, all to be in form and substance reasonably satisfactory to the Lender.

2.13.       Swap Provisions. (a) The Borrower may enter into a Swap Contract with respect to the Loan for the entire term thereof within the timeframes required by the Lender and the Swap Counterparty (as defined in the Swap Contract), and the Borrower shall deliver to the Swap Counterparty the following documents and other items, executed and acknowledged as appropriate, all in form and substance reasonably satisfactory to the Lender and the Swap Counterparty: (i) Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. and related schedule in the form agreed upon between the Borrower (or its affiliate) and the Swap Counterparty; (ii) a confirmation under the foregoing; (iii) the Guaranty; (iv) if the Borrower (or its affiliate) is anything other than a natural person, evidence of due authorization to enter into transactions under the Swap Contract with the Swap Counterparty, together with evidence of due authorization and execution of any Swap Contract; and (v) such other customary and reasonable title endorsements, documents, instruments and agreements as the Lender and the Swap Counterparty may require to evidence satisfaction of the conditions set forth herein.

(b)           To secure the Borrower’s Obligations, the Borrower hereby transfers, assigns and transfers to the Lender, and grants to the Lender a security interest in, all of the Borrower’s right, title and interest, but not its obligations, duties or liabilities for any breach, in, under and to any Swap Contract, any and all amounts received by the Borrower in connection therewith or to which the Borrower is entitled thereunder, and all proceeds of the foregoing. All amounts payable to the Borrower under any Swap Contract shall be paid to the Lender and shall be applied to pay interest or other amounts due and owing under the Note.

(c)           [RESERVED].

(d)           It shall be an Event of Default under this Agreement if any Event of Default occurs as defined under any Swap Contract as to which the Borrower (or its affiliate) is the Defaulting Party, or if any Termination Event occurs under any Swap Contract as to which the Borrower (or its affiliate) is an Affected Party. As used in this Section, the terms “Defaulting Party,” “Termination Event” and “Affected Party” have the meanings ascribed to them in the Swap Contract.

(e)           In addition to any and all other remedies to which the Lender and Swap Counterparty are entitled at law or in equity, the Swap Counterparty shall have the right, to the extent so provided in any Swap Contract or any Master Agreement relating thereto, (a) to declare an event of default, termination event or other similar event thereunder and to designate an Early Termination Date as defined under the Master Agreement, and (b) to determine net termination amounts in accordance with the Swap Contract and to setoff amounts between Swap Contracts. The Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of the Borrower (or its affiliate) such action as the Lender may at any time determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of the Borrower (or its affiliate) or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default under this Agreement, the Lender shall give prior written notice to the Borrower before taking any such action. For this purpose, the Borrower hereby constitutes the Lender its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable, to exercise, at the election of the Lender, any and all rights and remedies of the Borrower (or its affiliate) under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that the Lender may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, and generally to take any and all such action in relation thereto as the Lender shall deem advisable. The Lender shall not incur any liability if any action so taken by the Lender or on its behalf shall prove to be inadequate or invalid. The Borrower expressly understands and agrees that the Lender is not hereby assuming any duties or obligations of the Borrower (or its affiliate) to make payments to the Swap Counterparty under any Swap Contract or under any other Loan document. Such payment duties and obligations remain the responsibility of the Borrower (or its affiliate) notwithstanding any language in this Agreement.

2.14.       Hotel Lease. It is understood that the Tenant has secured its obligations to the Borrower under the Hotel Lease with a grant of a security interest in and to all of the Tenant’s assets, including an assignment of its rights under the Management Agreement. The Borrower, in turn, has assigned to the Lender as security for the Loan the security interest the Borrower received in and to the Tenant’s assets, including the assignment of the Tenant’s rights under the Management Agreement. The Borrower shall promptly notify the Lender in writing of any default under the Hotel Lease, and shall not permit the termination of the Hotel Lease without the prior written consent of the Lender. The Borrower will not permit the amendment or modification of the Hotel Lease, directly or indirectly in any material respect whatsoever, without in each case having obtained the prior written consent of the Lender thereto not to be unreasonably withheld, conditioned or delayed.

III. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and make the Loan, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note and the making of the Loan) that:

3.01.       Financial Statements. All financial statements of the Borrower previously furnished to Lender (excluding any pro forma forward looking financial statements) to the Lender have been prepared in accordance with GAAP applied on a basis consistent with that of preceding periods, are complete and correct, and fully and accurately reflect the financial condition of the Borrower as of said dates, and the results of its operations for the period stated. To the best of the Borrower’s knowledge and belief, the Borrower does not have any contingent obligations, liabilities for taxes, unusual long-term commitments or lease commitments except as specifically mentioned in such financial statements or the notes thereto. Since the date of the most recent financial statements submitted to Lender there has been no material adverse change in the financial condition of the Borrower. The Borrower has no subsidiaries.

3.02.       Organization and Qualification. The Borrower (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the power and authority to own its properties and to carry on business as now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary and (iii) has the power to execute and deliver this Agreement, to borrow hereunder and to execute and deliver to the Lender the Note, the Security Documents and any other instruments required hereunder.

3.03.       No Conflict.

(a)           The Borrower has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement, the Note, the Security Documents and any other agreements referred to herein or related to the Loan.

(b)          All consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau or agency which are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Note and any other agreements referred to herein have been duly obtained and are in full force and effect.

(c)           The execution, delivery and performance of this Agreement, the Note, the Security Documents and any other agreement referred to herein will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any provision of any existing law or regulation or of any order or decree of any court or governmental authority, bureau or agency or of the Articles of Organization or operating agreement of the Borrower or of any mortgage, indenture, contract or other agreement to which the Borrower is a party or which purports to be binding upon it or upon any of its properties or assets, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets, except in favor of the Lender.

3.04.       Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which could reasonably be expected to have a material adverse effect on the Premises or the Borrower. The Borrower is not in default with respect to any order of any court, arbitrator or governmental body arising out of any action, suit or proceeding under any statute or other law with respect to the Premises.

3.05.       No Default. The Borrower is not a party to any agreement or instrument or subject to any restriction materially and adversely affecting the Borrower or the Premises. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which its assets may be bound which default could reasonably be expected to have a material adverse effect on Borrower or the Premises, and no Default or Event of Default as hereinafter specified has occurred and is continuing hereunder.

3.06.       Properties. The Borrower has good title to, or valid leasehold interests in the Premises and all personal property associated with the Premises, free and clear of all mortgages, liens and encumbrances, except for the Permitted Encumbrances.

3.07.       [RESERVED].

3.08.       Taxes. The Borrower has filed or caused to be filed all tax returns required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it, and no tax liens have been filed and no claims are being asserted, or proposed or threatened to be asserted, with respect to any taxes which are not reflected in the financial statements referred to in Section 3.01 hereof, and the Borrower is currently providing adequate reserves for all current taxes.

3.09.       No Pending Insolvency. Any funds advanced to the Borrower under this Agreement do not and will not render the Borrower insolvent; the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its property and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

3.10.       Statements. No statement of fact made by or on behalf of the Borrower in this Agreement or in any certificate or schedule furnished to the Lender pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading. There is no fact presently known to the Borrower which has not been disclosed to the Lender which materially affects adversely nor as far as the Borrower can foresee, will materially affect adversely the property, business, prospects or condition (financial or otherwise) of the Borrower.

3.11.       Legally Enforceable Agreement. This Agreement, the Note, the Security Documents and any other documents executed by the Borrower in connection with the Loan, are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and except as certain remedies thereunder may be subject to equitable principles.

3.12.       Regulation U. The Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System), and will not use the proceeds of the Loan so as to violate Regulation U or Regulation G as it may be amended or interpreted from time to time by the Board of Governors of the Federal Reserve System.

3.13.       ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from any Multi-employer Plan; and the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the fair market value of all Plan assets allocable to accrued benefits exceeds the present value of all such benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

3.14.       Patents, etc. The Borrower possesses all franchises, patents, patent applications, patent licenses, copyrights, trademarks, service marks, tradenames, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

3.15.       Leases. The Leases are in full force and effect, and to the Borrower’s knowledge, there are no defaults under any of the provisions thereof and all conditions to the effectiveness and continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.

3.16.       Compliance with Laws and Other Instruments. The business and operations of the Borrower is being conducted in accordance with all applicable laws, ordinances, and rules and regulations of all authorities, the violation of which, individually or in the aggregate, would materially and adversely affect the business or operations of the Borrower.

3.17.       Embargoed Person. To the best of the Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant hereto, (a) none of the funds or other assets of the Borrower and the Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower or the Guarantor, as applicable, with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of the Borrower or the Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

3.18.       Environmental. (a) The Borrower has never released, generated, stored or disposed of any Hazardous Waste on the Premises in violation of any Hazardous Waste Laws, (b) except as disclosed in the Environmental Report, the Borrower is not aware of the existence, release or threat of release of any Hazardous Waste on the Premises or on any properties adjacent to the Premises in violation of any Hazardous Waste Laws, and (c) the Borrower has not received any written notice, order, claim or demand from any governmental authority with respect to the existence, release or threat of release of any Hazardous Waste at or regarding the Premises.

3.19.       Licenses. All Permits have been obtained by the Borrower and are in full force and effect.

IV. CONDITIONS OF MAKING THE LOAN

The obligation of the Lender to make the Loan hereunder is subject to the following conditions precedent:

4.01.       Representations. The representations and warranties set forth in Article III hereof shall be true and correct on and as of the date hereof and the date the Loan is made.

4.02.       Certification. The Borrower shall have executed and delivered to the Lender, upon the execution of this Agreement, the following: a certificate of the members of the Borrower certifying to the votes of the members authorizing the execution and delivery of this Agreement, the Note, the Security Documents and any other documents related to the Loan, and such other supporting documents as the Lender may reasonably request.

4.03.       Legal Opinion. The Lender shall have received the favorable written opinion of counsel for the Borrower, dated the date of the Loan, satisfactory to the Lender and its counsel in scope and substance, with respect to, among other things, the matters set forth in Sections 3.02, 3.03, 3.04 and 3.05.

4.04.       Good Standing. The Lender shall have received for the Borrower a Certificates of Good Standing from the Rhode Island Secretary of State and Division of Taxation or a letter for the Borrower’s accountants indicating that Borrower has paid any taxes due and payable.

4.05.       Legal Matters. All legal matters incident to the transactions hereby contemplated shall be reasonably satisfactory to counsel for the Lender.

4.06.       No Default. No Default or Event of Default shall have occurred.

4.07.       Identity. The Lender shall have received all customary and reasonable due diligence materials it deems necessary with respect to verifying the Borrower's identity and background information in a manner satisfactory to the Lender.

4.08.       Loan to Value Ratio. On the date hereof, have a loan to value ratio of not greater than sixty five percent (65%). The value portion of this calculation shall be based upon the “as complete, real estate only” value of the Premises, as determined by an appraisal in form and substance satisfactory to the Lender. The loan portion of this calculation shall be the total indebtedness of the Borrower to the Lender. The Lender acknowledges and agrees that this covenant has been satisfied.

V. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of, and interest on, the Note and any other Indebtedness of the Borrower to the Lender, whether now existing or arising hereafter, unless the Lender shall otherwise consent in writing, the Borrower will:

5.01.       Maintenance of Properties; Insurance.

(a)          Do or cause to be done all things necessary consistent with its past practice to preserve, renew and keep in full force and effect its rights, licenses, permits (including all Permits) and franchises and comply with all laws and regulations applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all customary and reasonable repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may consistent with the past practice and ordinary course of the Borrower and Property; and maintain insurance in accordance with the requirements of the Security Documents.

(b)           Comply in all material respects with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction over the property which is the subject of the Security Documents.

5.02.       Payment of Obligations and Taxes. Pay and discharge or cause to be paid and discharged all of its obligations and liabilities and all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested; and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made within ten (10) days after entry of final judgment and before any of its property shall be seized or sold in satisfaction thereof.

5.03.       Legal Proceedings. Give prompt written notice to the Lender of any proceedings instituted against it in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which could reasonably be expected to have an adverse effect upon the Borrower or the Premises.

5.04.       Books, Records and Reports. At all times keep proper books of record and accounts in which full, true and correct entries will be made of its transactions in accordance with GAAP. During the continuance of an Event of Default, the Borrower hereby authorizes the Lender to make or cause to be made, at the Borrower’s expense and in such reasonable manner and at such reasonable times as the Lender may require:

(a)           Inspections and audits of any books, records and papers in the custody or control of the Borrower or others, relating to the Borrower’s financial or business conditions, including the making of copies thereof and extracts therefrom, and

(b)           Inspections and appraisals of any of the Borrower’s assets.

5.05.       Financial Statements. Furnish to the Lender:

(a)           Within one hundred twenty (120) days of the end of each fiscal year, management prepared balance sheets and statements of profit and loss and retained earnings, reconciliation of net worth and source and application of funds for such fiscal year, each prepared on a consolidated basis for Borrower and Tenant (to demonstrate the consolidated Premises level results) in accordance with GAAP, consistently applied, in reasonable detail, showing its financial condition at the close of such fiscal year, the results of operations during such fiscal year and containing a statement to the effect that management has examined the provisions of this Agreement and that none of the Events of Default, as specified in Article VIII hereof, nor any event which upon notice or lapse of time or both would constitute an Event of Default has occurred.

(b)          Promptly, from time to time, such other reasonable and customary information regarding its operations, assets, business, affairs and financial condition, as the Lender may reasonably request.

5.06.       Adverse Changes. Promptly advise the Lender of (a) all litigation and proceedings affecting the Borrower in which the amount involved is Five Hundred Thousand Dollars ($500,000) or more and is not covered by insurance; (b) any material adverse change in its condition, financial or otherwise, or (c) any Default described in Article VIII hereof or of the occurrence of any event which upon notice or lapse of time or both would constitute such an Event of Default.

5.07.       Accounting. Maintain a standard system of accounting in accordance with GAAP.

5.08.       Depository. Use the Lender as the principal bank of account of the Borrower’s funds..

5.09.       Additional Instruments. Promptly execute and deliver or cause to be executed and delivered to the Lender all such additional and/or supplemental other instruments and documents from time to time as the Lender deems necessary or appropriate for the performance of the Borrower’s obligations under this Agreement, so long as such additional instruments do not create any additional liabilities or obligations of the Borrower.

5.10.       Subordination of Debt. Subordinate all member debt to this Loan, pledge all such debt to the Lender as security for this Loan and not make any payments on account of such debt without the prior written consent of the Lender.

5.11.       Access Laws. Use good faith efforts to cause the Premises to at all times to comply in all material respects with the Access Laws. Notwithstanding any provisions set forth herein or in any other document regarding the Lender’s approval of alterations to the Premises, the Borrower shall not alter the Premises in any manner which would case a violation of the applicable Access Laws without the prior written approval of the Lender. The Borrower further agrees to give prompt written notice of the receipt by the Borrower of any complaints related to the violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

5.12.       Identity. In addition, at any time, and from time to time, upon request by the Lender, at the Borrower's expense, provide any and all further instruments, certificates and other documents as may, in the opinion of the Lender, be necessary or desirable in order to verify the Borrower's identity and background in a manner satisfactory to the Lender.

5.13.       Environmental. (a) Not release, generate or dispose of any Hazardous Waste on the Premises or on any properties adjacent to the Premises in violation of any Hazardous Waste Laws.

(b)           In the event that any Hazardous Waste are found on the Premises, in violation of applicable Hazardous Waste Law, take such actions as are required by applicable Hazardous Waste Laws to comply with the same.

5.14.       Operation of Property.  (a) Cause the Premises to be operated, in all material respects, in accordance with the Franchise Agreement and the Management Agreement and all Permits.

(b)           Promptly perform and/or observe, or cause the tenant to promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by the Borrower under the Management Agreement and the Tenant under the Franchise Agreement and do all things commercially reasonable to preserve and to keep its or the Tenant’s, as applicable, material rights thereunder and under all Permits; (ii) promptly notify the Lender of any material default under the Management Agreement and cause the Tenant to promptly notify the Lender of any material default under the Franchise Agreement, of which it is aware; (iii) during the continuance of any Event of Default, promptly deliver to the Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) use commercially reasonable efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement and cause the Tenant to use commercially reasonable efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Franchisor under the Franchise Agreement.

VI. FINANCIAL COVENANTS

The Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of, and interest on, the Note and any other Indebtedness of the Borrower to the Lender, whether now existing or arising hereafter, unless the Lender shall otherwise consent in writing, the Borrower will:

6.01.       Debt Service Coverage Ratio. Maintain an annual Debt Service Coverage Ratio of not less than 1.25:1.0, which shall be tested annually commencing with the Borrower’s financial statements for the twelve months ending December 31, 2025.

If the Debt Service Coverage Ratio, as and when calculated on the results from and after the twelve months ending December 31, 2025, is less than the required value, then within thirty (30) days after written notice from the Lender, the Borrower shall pledge to the Lender as additional collateral for the Loan an amount equal to the difference obtained by subtracting the actual Net Operating Income from the Net Operating Income that would otherwise be required to meet the required Debt Service Coverage Ratio. This cure provision (for purposes of this Section 6.01 a “NOI Cure”) may be exercised only once during the term of the Loan. If, based upon year-end audited financial statements in form and substance reasonably satisfactory to the Lender, the Borrower is determined to be in compliance with the Debt Service Coverage Ratio at the next testing period (without regard to the deposit of cash into such pledged cash collateral account), all funds held in the such account shall be released to the Borrower.

Any further failure to meet the Debt Service Coverage Ratio may only be cured by pledging additional collateral (including cash) with a value of, or reducing the outstanding principal balance of the Loan by, an amount equal to the DSC Cure Amount. Any such prepayment would be subject to any applicable prepayment penalty, including obligations that may be associated with prepayment in accordance with the terms and conditions of any applicable Swap Contract.

The NOI Cure and any DSC Cure may not be exercised in consecutive years.

VII. NEGATIVE COVENANTS

The Borrower covenants and agrees that, until payment in full of the principal of, and interest on, the Note and any other Indebtedness of the Borrower to the Lender, whether now existing or arising hereafter, unless the Lender shall otherwise consent in writing, it will not, directly or indirectly:

7.01.       Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, liability or lease commitment, except upon such terms and conditions as may be mutually agreed upon in advance by the Borrower and the Lender and except:

(a)           Indebtedness under this Agreement and/or any of the Security Documents and/or evidenced by the Note;

(b)          Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings;

(c)           Indebtedness described in the financial statements and existing on the date hereof; provided that such Indebtedness is paid in accordance with its stated terms;

(d)           Indebtedness associated with normal Operating Expenses not in excess of $500,000 in the aggregate at any one time outstanding.

7.02.       Liens. Create, incur, make, assume or suffer to exist any assignment, mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever on any of its property or assets, now or hereafter owned, other than in favor of the Lender or other than:

(a)           liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which there shall have been set aside on its books adequate reserves or other provisions made in accordance with GAAP;

(b)           liens securing the Note;

(c)           the Permitted Encumbrances;

(d)           liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, bankers’ set off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

(e)           liens arising in the ordinary course of business out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f)           liens incurred as purchase money liens or other liens of a conditional vendor or refundings thereof on property acquired or held by the Borrower to secure the purchase price of such property; provided that the liens permitted by this clause (f) shall at all times be confined solely to the property so purchased and shall secure Indebtedness which does not exceed the lower of the fair market value on the date of purchase or the cost of the property so purchased and that any such obligations shall not otherwise be prohibited by the terms of this Agreement, it being agreed that the same shall constitute Permitted Encumbrances for the purposes of this Agreement and any other loan documents executed in connection therewith;

(g)          liens arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed.

7.03.       Guaranties. Make any loans or advances to, or assume, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds to any other Person, firm, corporation or other enterprise, through purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, for the purpose of paying any Indebtedness or obligation of such other Person, or otherwise, except the endorsement of negotiable instruments for deposit or collection in the normal course of business.

7.04.       Management. Turn over the management of, or enter a management contract with respect to, such properties, assets, rights, licenses, and franchises, except for the Management Agreement. Nothing contained herein shall preclude the Borrower from leasing any retail or restaurant space at the Premises to any third parties as it determines or entering into any food and beverage management agreements as it determines.

7.05.       Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

7.06.       Investments. Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person, except investments in short-term obligations of the United States or certificates of deposit of the Lender.

7.07.       Fundamental Changes. Dissolve, liquidate, divide, consolidate with, or merge with, or otherwise acquire all or substantially all of the assets or properties of, any other entity, or engage, directly or indirectly, in any business substantially different from the business now being conducted.

7.08.       [RESERVED].

7.09.       Acceleration of Other Indebtedness. Accelerate the maturity of any Indebtedness now or hereafter outstanding to any other bank, supplier, or other third party, or repay the same otherwise than in accordance with its regular amortization.

7.10.       ERISA Plan. (i) voluntarily terminate any Plan or other plan maintained for employees of the Borrower and covered by ERISA, so as to result in any material (in the reasonable opinion of the Lender) liability of the Borrower to the PBGC or (ii) enter into any Prohibited Transaction involving any Plan which results in any material (in the reasonable opinion of the Lender) liability of the Borrower to PBGC, (iii) cause any occurrence of any Reportable Event which results in any material (in the reasonable opinion of the Lender) liability of the Borrower to PBGC or (iv) allow or suffer to exist any other event or condition known to the Borrower which results in any material (in the reasonable opinion of the Lender) liability of the Borrower to PBGC.

7.11.       Hazardous Waste. Release, generate or dispose of any Hazardous Waste at the Premises or on any properties adjacent to the Premises in violation of any Hazardous Waste Laws. The Lender, at its election, during the continuance of an Event of Default or upon any governmental authority alleging in writing that there has been a violation of any Hazardous Waste Laws, and upon written notice, may from time to time cause one or more reasonable and customary environmental site assessments of the Premises to be undertaken.

7.12.       Transfer of Interests. Except for Permitted Transfers, permit the direct or indirect transfer of more than 49% of the membership interest in the Borrower by any of its present members or the direct or indirect dilution of more than 49% of the percentage interest in the Borrower currently held by any present member without the prior written consent of the Lender.

7.13.       Operation of Property. (a)(i) Surrender, terminate or cancel the Management Agreement; (ii) permit the Tenant to surrender, terminate or cancel the Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Management Agreement or permit the Tenant to reduce or consent to the reduction of the term of the Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement or permit the Tenant to increase or consent to the increase of the amount of any charges under the Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or permit the Tenant to otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Franchise Agreement, in either case in any material respect.

(b)           During the continuance of any Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any material action under the Management Agreement or permit the Tenant to exercise any rights, make any decisions, grant any approvals or otherwise take any material action under the Franchise Agreement, in either case, without the prior written consent of Lender, which consent shall not be unreasonably delayed, conditioned or withheld.

(c)           Except as hereinafter provided, permit, or allow the Tenant to permit, rooms at the Premises to be occupied outside the Manager’s ordinary course of business and past practice. Under no circumstances shall the Borrower, nor shall the Borrower permit the Tenant to, without the Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), contract with any person, entity or governmental agency for pre-paid blocks of rooms to be occupied by persons who would not otherwise be considered ordinary guests at the hotel on the Premises based on the Manager’s ordinary course of business and past practice. Notwithstanding anything to the contrary in this clause (c), the provisions hereof shall not apply to (i) “comped” rooms to any guest, client or customer as determined by the Borrower, the Tenant or the Manager; (ii) any reservations of any kind made through any online travel agents and booking engines, including without limitation, Expedia.com, Hotels.com, etc.; and (iii) any reservations and sales of rooms made by the Manager, the Tenant or the Borrower in the Borrower’s, the Tenant’s and the Manager’s ordinary course of business and past practice.

VIII. DEFAULTS AND REMEDIES

8.01.       Events of Default. The following shall constitute Events of Default:

(a)           any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the borrowing hereunder, shall prove to be false or misleading in any material respect on or as of the date made or deemed made;

(b)           default in the payment of any installment of the principal of, or fees or interest on, the Note after the date when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

(c)           default, after the expiration of any applicable grace periods, in the payment of any installment of the principal of, or fees or interest on, any other Indebtedness of the Borrower to the Lender after the date when the same shall become due and payable;

(d)          default in the due observance or performance of any covenant, condition or agreement contained in Articles V, VI or VII hereof, in the Note (other than payment) or in the Security Documents, and the continuance of such default for a period of twenty (20) days after receipt of written notice from Lender that such performance or observance was due;

(e)           default in the due observance or performance of any other covenant, condition or agreement, on the part of the Borrower to be observed or performed pursuant to the terms hereof, and the continuance of such default for a period of twenty (20) days after receipt of written notice from Lender that date such performance or observance was due;

(f)           default, after the expiration of any applicable grace periods, in the due observance or performance of any covenant, promise or provision contained in any other agreement of the Borrower in favor of the Lender, including without limitation, any other loan agreement, mortgage deed or security document, or any Swap Contract; provided if no grace period is provided in such agreements, then no Event of Default shall be deemed to have occurred unless such default continues for twenty (20) days after receipt of the written notice from Lender that date such performance or observance was due;

(g)          default with respect to any evidence of Indebtedness of the Borrower (other than the Note), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of the Borrower is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise;

(h)           the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property, (ii) admit in writing in an official proceeding before a governmental authority of inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken for the purpose of effecting any of the foregoing;

(i)            an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or appointing a receiver, trustee or liquidator of the Borrower or of all or a substantial part of the assets of the Borrower, provided, however, with respect to such involuntary proceedings, the Borrower shall have sixty (60) days from the date of such order, judgment or decree to discharge the same;

(j)            final judgment for the payment of money in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000) which is not covered by insurance shall be rendered against the Borrower and the same shall remain undischarged for a period of sixty (60) consecutive days, during which execution shall not be effectively stayed;

(k)           the occurrence of any attachment of any deposits or other property of the Borrower in the hands or possession of the Lender, or the occurrence of any attachment of any other property of the Borrower in an amount exceeding Five Hundred Thousand Dollars ($500,000) which shall not be discharged within sixty (60) days of the date of such attachment;

(l)            (i) a Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction involving any Plan, (iii) an Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan, (iv) the Borrower or any ERISA Affiliate shall be in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a Multi-employer Plan resulting from the Borrower’s or such Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan, except that no such event or condition shall constitute an Event of Default unless it, together with all other events or conditions at the time existing, would not subject the Borrower to any tax, penalty, Indebtedness or other liability which, alone or in the aggregate, would have a materially adverse effect on the Borrower;

(m)          any Event of Default shall occur and be continuing under any Guaranty;

(n)           any Guarantor shall terminate its Guaranty;

(o)           loss, theft, damage or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in the good faith opinion of the Lender, there is insufficient insurance coverage;

(p)           if (1) any “notice of violation”, “notice of responsibility” or other similar order is issued by any one or more Governmental Authorities against the Premises or the Borrower under any applicable Hazardous Waste Law and remains undischarged for the longer of a period of one hundred eighty (180) days after the issuance thereof or such lesser period of time stated in said notice or in any Hazardous Waste Law or (2) if any lien or claim is filed or arises against the Premises under any Hazardous Waste Law;

(q)           the occurrence of any adverse change described in Section 5.06(a) or (b) hereof;

(r)           the Security Documents shall at any time after their execution and delivery and for any reason cease (i) to create a valid and perfected mortgage and/or security interest in and to the property purported to be the subject thereof and/or in the priority agreed to by the parties thereto; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Documents;

(s)           a default shall have occurred under any of the Leases;

(t)            loss of any license, required for the legal use, occupancy and operation of the Premises as a hotel, including the loss of any Permit which is not cured within twenty days of such loss;

(u)           default, after the expiration of any applicable grace period, in the due observance or performance of any covenant, promise or provision contained in the Franchise Agreement and/or the Management Agreement; or

(v)           the Hotel Lease is terminated for any reason without the Lender’s written consent; or

(w)          if any easement over, across or under or otherwise affecting the Premises or any portion thereof (other than customary utility easements) shall be granted without the Lender’s prior written consent.

8.02.       Acceleration. Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may declare the entire principal amount of the Note, and any and all other Indebtedness of the Borrower to the Lender, forthwith to be due and payable, whereupon the Note and/or such other Indebtedness shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such Indebtedness to the contrary notwithstanding.

8.03.       Set-off. The Borrower hereby grants to the Lender the right at any time after the occurrence of an Event of Default to set off or otherwise apply by the Lender against the payment of all amounts owing in respect to this Agreement or of any other liabilities, Obligations and Indebtedness of the Borrower, or any part thereof, whether or not due, in such order as it shall determine, all tangible and intangible personal property, credits, accounts, claims and balances of whatever nature of the Borrower at any time in the possession or control of or owing by the Lender or its agents (remittances and property to be deemed in possession of the Lender as soon as put in transit to it) including, without limitation, any balances on deposit in any account of the Borrower. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN EVIDENCED HEREBY AND BY THE NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

8.04.       Other Remedies. To the extent allowed by applicable law, the Lender may look to, utilize, and realize upon any item or portion of any security held by it hereunder or under the Security Documents, or other instrument securing the Loan or any other Indebtedness, liabilities, or Obligations of the Borrower to the Lender, whether now existing or hereafter contracted or acquired, in any order it may elect without obligation to equalize the burden between or among the separate items of security or portions thereof or between or among the owners thereof, or to marshal the same in any way, and the Lender may apply any proceeds of any security in such order as it shall determine, and after all Indebtedness, liabilities, and Obligations now or hereafter of the Borrower to the Lender have been paid in full, the Lender shall account for any security then remaining or any surplus proceeds of any security then remaining to the owner of such security.

IX. MISCELLANEOUS

9.01.       Survival of Representations. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Loan, the execution and delivery to the Lender of the Note and the Security Documents, and shall continue in full force and effect so long as the Note and any other Indebtedness of the Borrower to the Lender is outstanding and unpaid.

9.02.       Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or in behalf of the Borrower shall inure to the benefit of the respective successors and assigns of the Lender, provided that the Borrower may not transfer or assign any of its respective rights hereunder without the prior written consent of the Lender.

9.03.       Lender’s Expenses. The Borrower shall pay on demand all reasonable and customary out of pocket expenses of the Lender in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel (but in all events excluding any costs of in-house legal counsel or other Lender personnel), accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations which are authorized to be conducted hereunder in connection with the Loan or the Collateral, and the amount of all such expenses shall, until paid, bear interest at the rate under the Note (including any default rate) and be an obligation secured by any Collateral.

9.04.       Governing Law. This Agreement, the Note and the Security Documents (unless otherwise specified therein) shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Rhode Island.

9.05.       No Waiver. No modification or waiver of any provision of this Agreement or the Note nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on, the Borrower, in any case, shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor delay on the part of the Lender in exercising any right, power or privilege hereunder, or under the Note, or any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

9.06.       Captions. The captions and other headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

9.07.       Notices. All communications provided for hereunder shall be in writing, sent by U.S. Mail, postage prepaid, to the respective parties at the addresses set forth below:

If to the Lender:	Rockland Trust Company
10 Memorial Boulevard, Suite 904
Providence, Rhode Island 02903
Attn: James J. O’Connor, Jr., Senior Vice President

With a copy to:	Robert A. Migliaccio, Esq.
Cameron & Mittleman LLP
301 Promenade Street
Providence, Rhode Island 02908

If to the Borrower:	Gano Holdings, LLC
1140 Reservoir Avenue
Cranston, Rhode Island 02920
Attn: Gregory D. Vickowski

With a copy to:	Ron M. Hadar, Esq.
General Counsel
Procaccianti Companies, Inc.
1140 Reservoir Avenue
Cranston, Rhode Island 02920

Each party by notice duly given in accordance herewith may specify a different address for the purposes hereof.

9.08.       Maximum Payments. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable law, then, to the extent permitted by law, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

9.09.       Jurisdiction. The Borrower, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the courts of the State of Rhode Island and the United States District Court for the District of Rhode Island as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

9.10.       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11.       Gender. Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

9.12.       Arm’s-Length Transaction. The Borrower and each Guarantor (by delivery of a Guaranty) recognize, stipulate and agree that the Lender’s actions and relationships with the parties hereto, including, but not limited to, those relationships created or referenced by or in this Agreement, the Note and the Security Documents, have been and constitute arm’s-length commercial transactions and that such actions and relationships shall at all times in the future continue to constitute arm’s-length commercial transactions and that the Lender or the Lender’s attorneys shall not at any time act, be obligated to act, or otherwise be construed or interpreted as acting as or being the agent, attorney, partner, employee or fiduciary of any such parties.

9.13.       Negotiations. The Borrower and each Guarantor (by delivery of a Guaranty) stipulate and agree that each of this Agreement, the Note and the Security Documents are products of and result from lengthy arm’s-length negotiations between the parties and that neither the Lender nor any other party has exerted or attempted to induce, through threats or otherwise, the execution or delivery of this Agreement, the Note or the Security Documents. Without in any way limiting the foregoing, the Borrower and each Guarantor stipulate and agree that at all times during the course of the negotiations surrounding the execution and delivery of this Agreement, the Note and the Security Documents, they have, to the extent deemed necessary or advisable in their sole discretion, been advised and assisted by competent counsel of their own choosing, that counsel has been present and actively participated in the negotiations surrounding this Agreement, the Note and the Security Documents, and that they have been fully advised by counsel of their choosing of the effect of each term, condition, provision and stipulation contained herein and therein. Therefore, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, the Note, the Security Documents or any and all other documents executed in connection herewith or therewith.

9.14.       No Offer. Neither the negotiations to date nor the preparation of this Agreement, the Note or the Security Documents shall be deemed an offer by any of the parties to the other. No such instrument, document or agreement shall be deemed binding on any party until such party has executed and delivered the same in writing.

9.15.       Agreements Relating to Consideration. The Borrower and each Guarantor (by delivery of a Guaranty) hereby acknowledge and agree that the covenants and agreements of the Lender under this Agreement constitute full and fair consideration for the obligations, covenants and agreements of the Borrower under this Agreement and (b) each Guarantor under the applicable Guaranty, and that, by virtue of such consideration, each of the parties hereto and thereto have received reasonably equivalent value in exchange for the covenants and agreements hereunder and thereunder.

9.16.       No Joint Venture. Notwithstanding anything to the contrary contained herein, in the Note and/or in the Security Documents, the Lender, by entering into this Agreement with the Borrower, will not be deemed a partner or joint venturer with the Borrower or any Guarantor and the Borrower (and each Guarantor by virtue of the execution and delivery by each Guarantor of a Guaranty) agrees to hold the Lender harmless from any damages and expenses resulting from such construction of the relationship of the parties or any exertion thereof.

9.17.       Integration. This Agreement and the Security Documents contain the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all oral statements and prior writings with respect thereto.

9.18.       Termination and Release. Upon full payment of the Borrower’s Obligations, the Lender shall, if so requested, execute and deliver a general release of the Borrower from the Obligations.

9.19.       Relief from Stay. As further consideration for the Lender entering into this Agreement, the Borrower agrees that the Lender shall be entitled to immediate relief from the automatic stay should the Borrower file for protection under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, receivership or liquidation law or statute and, in this regard, the Borrower shall not object to or take any action contrary to any action of the Lender seeking relief from such automatic stay.

9.20.       Jury Waiver. THE BORROWER AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

9.21.       Pledge to a Federal Reserve Bank. The Lender may at any time pledge all or any portion of its rights under this Agreement, the Note (or any portion thereof) or the Security Documents to any of the twelve (12) federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or enforcement thereof shall release the Lender from its obligations under any of said loan documents.

9.22.       Replacement of Note. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Security Document, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

9.23.       Commercial Transaction. The Borrower (a) acknowledges that the transaction of which this Agreement is a part is a commercial transaction and (b) to the extent permitted by any State or Federal law, waives the right it may have to prior notice of and a hearing on the right of any holder of the Note to any remedy or combination of remedies that enables said holder, by way of attachment, foreign attachment, garnishment or replevin, to deprive the Borrower of any property, at any time, prior to final judgment in any litigation instituted in connection with this Agreement.

9.24.       Electronic Transmission of Data. The Lender and the Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of the Borrower and/or the Lender and their affiliates and other Persons involved with the subject matter of this Agreement. The Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that the Lender does not control the method of transmittal or service providers, (b) the Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) the Borrower will release, hold harmless and indemnify the Lender from any claim, damage or loss, including that arising in whole or part from the Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

9.25.       Patriot Act; Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation. For purposes hereof “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

9.26.       Environmental Indemnity. The Borrower agrees to indemnify and hold the Lender, the Lender’s parent, subsidiaries and affiliates, each of their respective shareholders, directors, officers, employees and agents, and the successors and assigns of any of them (individually and collectively, the “Indemnified Parties”), harmless from and against any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including without limitation, attorneys', consultants' and experts' fees and disbursements incurred in investigation, defending against, settling or prosecuting any claim, litigation or proceeding), which may at any time be imposed upon, incurred by or asserted or awarded against the Indemnified Parties or the Premises (but in all events, excluding any punitive, consequential, special or loss or diminution of value damages), and arising directly or indirectly from or out of:

(a)           any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, vapor intrusion, or discarding, burying, abandoning, or disposing into the environment in violation of applicable Hazardous Waste Laws (a “Release”) or a substantial likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release in violation of applicable Hazardous Waste Laws (a “Threat of Release”) of any Hazardous Waste on, in, under or affecting all or any portion of the Premises or any surrounding areas, regardless of whether or not caused by or within the control of the Borrower;

(b)           the violation of any Hazardous Waste Laws relating to or affecting the Premises or the Borrower, whether or not caused by or within the control of Borrower;

(c)           the violation of any Hazardous Waste Laws in connection with other real property of Borrower which gives or may give rise to any rights whatsoever in any party with respect to the Premises by virtue of any Hazardous Waste Laws; or

(d)           the enforcement of this Agreement, including, without limitation, (i) the costs of assessment, containment and/or removal of any and all Hazardous Waste from all or any portion of the Premises or any surrounding areas, (ii) the costs of any actions required by applicable Hazardous Waste Laws taken in response to a Release or Threat of Release of any Hazardous Waste on, in, under or affecting all or any portion of the Premises or any surrounding areas to prevent or minimize such Release or Threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (iii) costs incurred to comply with the Hazardous Waste Laws in connection with all or any portion of the Premises or any surrounding areas.

The indemnity set forth above shall survive the repayment of the Note and any exercise by the Lender of any remedies under the Security Documents, including, without limitation, the power of sale, or any other remedy in the nature of foreclosure, and shall not merge with any deed given by the Borrower to the Lender in lieu of foreclosure or any deed under a power of sale. It is further agreed and intended by the Borrower and the Lender that the indemnity set forth above may be assigned or otherwise transferred by the Lender to its successors and assigns and to any subsequent purchaser of all or any portion of the Premises by, through or under the Lender, without notice to the Borrower and without any further consent of the Borrower. To the extent consent of any such assignment or transfer is required by law, advance consent to any such assignment or transfer is hereby given by the Borrower in order to maximize the extent and effect of the indemnity given hereby.

Notwithstanding anything contained in this Section 10.26 to the contrary, in no event shall Borrower be required to indemnify any Indemnified Party from and against (i) the gross negligence or willful misconduct of an Indemnified Party or (ii) any actions relating to the Premises which first occurred after the Transition Date.

9.27.       Environmental Remedies. The Lender, at its election and in its sole discretion and without notice, may (but shall not be obligated to) cure any failure on the part of the Borrower or any occupant of the Premises to comply with the Hazardous Waste Laws, including, without limitation, the following:

(a)           arrange for the cleanup or containment of Hazardous Waste found in, on or near the Premises in violation of applicable Hazardous Waste Laws to the extent required by applicable Hazardous Waste Laws and pay for such cleanup and containment costs and costs associated therewith;

(b)           pay on behalf of the Borrower or any occupant of the Premises, any fines or penalties imposed on the Borrower or any occupant by any federal, state or local governmental agency or authority in connection with the violation of any such Hazardous Waste Law; and

(c)           make any other payment or perform any other act which may prevent a Release of Hazardous Waste in violation of applicable Hazardous Waste Law , facilitate the cleanup thereof to the extent required by applicable Hazardous Waste Law and/or prevent a lien from attaching to the Premises.

Any partial exercise by the Lender of the remedies hereinabove set forth or any partial undertaking on the part of the Lender to cure the failure of the Borrower or any occupant of the Premises to comply with the Hazardous Waste Laws, shall not obligate the Lender to complete the actions taken or require the Lender to expend further sums to cure the Borrower’s or any such occupant’s noncompliance; neither shall the exercise of any such remedies operate to place upon the Lender any responsibility for the operation, control, care, management or repair of the Premises, or make the Lender the “owner” or “operator” of the Premises or a “responsible party” within the meaning of the Hazardous Waste Laws.

Any amounts paid or costs incurred by the Lender as a result of any of the above, together with interest thereon at the rate set forth in the Note from the date of payment, shall be immediately due and payable by the Borrower to the Lender, and until paid shall be added to and become a part of the obligations secured hereby, and the same may be collected as part of said obligations in any suit herein or any other instrument included in the Collateral or upon a foreclosure of the Security Documents; and the Lender, by making any such payment or incurring any such costs, shall be subrogated to any rights of the Borrower or any occupant of the Premises to seek reimbursement from any third parties, including, without limitation, a predecessor in interest to the Borrower’s title or a predecessor to the occupant’s use of the Premises, who may be a “responsible party” under the Hazardous Waste Laws, in connection with the presence of such Hazardous Waste in, on or near the Premises.

9.28.       Loan Audit Compliance. The Loan, including all subsequent renewals and extensions thereof, will be subject to a post-closing quality control documentation review. The Borrower and each Guarantor (by delivery of a Guaranty), if requested by the Lender or someone acting on behalf of the Lender, agree to reasonably cooperate and adjust for clerical errors on any and all documents or instruments executed in connection with the extension of the Loan, and to execute and deliver all such further instruments as the Lender may reasonably require to effectuate more perfectly the intent of the Loan documents; provided however, nothing contained herein shall require the Borrower to increase any obligation or liability hereunder. All agreements and documents of any kind in the Lender’s possession which relate to any loans from the Lender to the Borrower may be reproduced by the Lender by photographic, computer imaging, or similar process, and the Lender may destroy the original from which any documents was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed all as of the day and year first above written.

WITNESS/ATTEST:	Rockland Trust Company

/s/ Elisa E. Bean	By:	/s/ James J. O’Connor, Jr.
Elisa E. Bean		James J. O’Connor, Jr., Senior Vice President

Gano Holdings, LLC

/s/ Ron M. Hadar	By:	/s/ James A. Procaccianti
Ron M. Hadar, Witness		James A. Procaccianti, Authorized Signatory